Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 133 to Registration Statement No. 002-52322 on Form N-1A of our report dated January 14, 2014 relating to the financial statements and financial highlights of Fidelity Series 100 Index Fund, a fund of Fidelity Commonwealth Trust, appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended November 30, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 3, 2014